Exhibit 99.1

DESCRIPTION OF JAZZ PHARMACEUTICALS PLC SHARE CAPITAL

The following description of the share capital of Jazz Pharmaceuticals public limited company, or the Company, is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the Irish Companies Acts of 1963 to 2009, or the Companies Acts, and the complete text of the Company’s memorandum and articles of association, which memorandum and articles of association are filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 18, 2012. You should read those laws and documents carefully. In addition, the summary set forth below under “Irish Tax Considerations” is based on existing Irish law and practices in effect on January 18, 2012 , and on discussions and correspondence with the Irish Revenue Commissioners. Legislative, administrative or judicial changes may modify the tax consequences described in that summary.

Capital Structure

Authorized Share Capital

The authorized share capital of the Company is €40,000 and $30,000, divided into 4,000,000 Euro deferred shares with nominal value of €0.01 per share and 300,000,000 ordinary shares with nominal value of $0.0001 per share.

The Company may issue shares subject to the maximum authorized share capital contained in the Company’s memorandum and articles of association. The authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes cast at a general meeting of the Company’s shareholders (referred to under Irish law as an “ordinary resolution”). The shares comprising the authorized share capital of the Company may be divided into shares of such nominal value as the resolution shall prescribe. As a matter of Irish law, the directors of a company may issue new ordinary or preferred shares for cash without shareholder approval once authorized to do so by the memorandum and articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution.

The Company’s memorandum and articles of association authorize the Company’s board of directors to issue new ordinary or preferred shares for cash without shareholder approval for a period of five years from the date of adoption of such memorandum and articles of association, which adoption was effective in January 2012.

The rights and restrictions to which the Company’s ordinary shares are subject are prescribed in the Company’s memorandum and articles of association. The Company’s memorandum and articles of association permit the Company to issue preferred shares once authorized to do so by ordinary resolution. The Company may, by ordinary resolution and without obtaining any vote or consent of the holders of any class or series of shares, unless expressly provided by the terms of that class or series of shares, to provide from time to time for the issuance of other classes or series of shares and to establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

Irish law does not recognize fractional shares held of record. Accordingly, the Company’s memorandum and articles of association do not provide for the issuance of fractional shares of the Company, and the official Irish register of the Company will not reflect any fractional shares. Whenever an alteration or reorganization of the share capital of the Company would result in any Company shareholder becoming entitled to fractions of a share, the Company’s board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, sell the shares representing the fractions for the best price reasonably obtainable, to any person and distribute the proceeds of the sale in due proportion among those members.

Issued Share Capital

Immediately after giving effect to the issuance of ordinary shares to the stockholders of Jazz Pharmaceuticals, Inc., or JPI, in the merger contemplated by that certain Agreement and Plan of Merger and Reorganization, dated as of September 19, 2011, as amended, by and among the Company, JPI, Jaguar Merger Sub Inc. and Seamus Mulligan, solely in his capacity as indemnitors’ representative, referred to herein as the “Merger”, a total of 56,197,577 ordinary shares were issued and outstanding. In addition, 4,000,000 Euro deferred shares were issued and outstanding at that time, which shares are held by nominees in order to satisfy an Irish legislative requirement to maintain a minimum level of issued share capital denominated in Euro and to have at least seven registered shareholders. The Euro deferred shares carry no voting rights and are not entitled to receive any dividend or distribution. On a return of assets, whether on liquidation or otherwise, the Euro deferred shares will entitle the holder thereof only to the repayment of the amounts paid up on such shares after repayment of the capital paid up on the ordinary shares plus the payment of $5,000,000 on each of the ordinary shares and the holders of the Euro deferred shares (as such) will not be entitled to any further participation in the assets or profits of the Company.

Preemption Rights, Share Warrants and Share Options

Under Irish law, certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, the Company has opted out of these preemption rights in its memorandum and articles of association as permitted under Irish law. Because Irish law requires this opt-out to be renewed every five years by a resolution approved by not less than 75% of the votes cast at a general meeting of the Company’s shareholders (referred to under Irish law as a “special resolution”), the Company’s memorandum and articles of association provide that this opt-out must be so renewed. If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of the Company on a pro rata basis to their existing shareholding before the shares may be issued to any new shareholders. The statutory preemption rights do not apply (i) where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition), (ii) to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or (iii) where shares are issued pursuant to an employee stock option or similar equity plan.

The Company’s memorandum and articles of association provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which the Company is subject, the Company’s board of directors is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as it deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the Company’s board of directors may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the memorandum and articles of association or an ordinary resolution of shareholders. The Company is subject to the rules of The NASDAQ Stock Market LLC and the U.S. Internal Revenue Code of 1986, or the code, which require shareholder approval of certain equity plan and share issuances. The Company’s board of directors may issue shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit).

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of the Company are equal to, or in excess of, the aggregate of the Company’s called up share capital plus undistributable reserves and the distribution does not reduce the Company’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which the Company’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed the Company accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not the Company has sufficient distributable reserves to fund a dividend must be made by reference to the “relevant accounts” of the Company. The “relevant accounts” are either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Companies Acts (not in accordance with U.S. GAAP), which give a “true and fair view” of the Company’s unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

The Company’s memorandum and articles of association authorize the directors to declare dividends without shareholder approval to the extent they appear justified by profits lawfully available for distribution. The Company’s board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting. The Company’s board of directors may direct that the payment be made by distribution of assets, shares or cash, and no dividend issued may exceed the amount recommended by the directors. Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in dollars or any other currency.

The Company’s board of directors may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to the Company in relation to the shares of the Company.

The Company may issue shares with preferred rights to participate in dividends declared by the Company from time to time, as determined by ordinary resolution. The holders of preferred shares may, depending on their terms, rank senior to the Company’s ordinary shares in terms of dividend rights and/or be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.

Share Repurchases, Redemptions and Conversions

Overview

The Company’s memorandum and articles of association provide that any ordinary share that the Company has agreed to acquire shall be deemed to be a redeemable share. Accordingly, for Irish law purposes, the repurchase of ordinary shares by the Company may technically be effected as a redemption of those shares as described below under “—Repurchases and Redemptions by the Company.” If the Company’s memorandum and articles of association did not contain such provision, repurchases by the Company would be subject to many of the same rules that apply to purchases of the Company’s ordinary shares by subsidiaries described below under “—Purchases by Subsidiaries of the Company,” including the shareholder approval requirements described below, and the requirement that any purchases on market be effected on a “recognized stock exchange,” which, for purposes of the Companies Acts, includes NASDAQ. Neither Irish law nor any constituent document of the Company places limitations on the right of nonresident or foreign owners to vote or hold the Company’s ordinary shares. Except where otherwise noted, references in this Current Report on Form 8-K to repurchasing or buying back ordinary shares of the Company refer to the redemption of ordinary shares by the Company or the purchase of ordinary shares of the Company by a subsidiary of the Company, in each case in accordance with the Company’s memorandum and articles of association and Irish law as described below.

Repurchases and Redemptions by the Company

Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. Please see also “—Dividends”. The Company may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of the Company. All redeemable shares must also be fully-paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Based on the provisions of the Company’s memorandum and articles of association, shareholder approval will not be required to redeem the Company’s shares.

The Company may also be given an additional general authority to purchase its own shares on market by way of ordinary resolution, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by the Company subsidiaries as described below.

The Company’s board of directors may also issue preferred shares, which may be redeemed at the option of either the Company or the shareholder, depending on the terms of such preferred shares. Please see “—Capital Structure—Authorized Share Capital” for additional information on preferred shares.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by the Company at any time must not exceed 10% of the nominal value of the issued share capital of the Company. The Company may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be canceled by the Company or re-issued subject to certain conditions.

Purchases by Subsidiaries of the Company

Under Irish law, an Irish or non-Irish subsidiary may purchase shares of the Company either on market or off market. For a subsidiary of the Company to make purchases on market of the Company’s ordinary shares, the Company’s shareholders must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on market purchase by a subsidiary of the Company’s ordinary shares is required. For a purchase by a subsidiary of the Company off market, the proposed purchase contract must be authorized by special resolution of the Company’s shareholders before the contract is entered into. The person whose ordinary shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by the Company’s shareholders at the registered office of the Company. The Company’s shareholders authorized the purchase of the Company’s ordinary shares, by the Company or by subsidiaries of the Company on January 3, 2012. This authorization will expire no later than 18 months after the date on which it took effect.

In order for a subsidiary of the Company to make an on market purchase of the Company’s shares, such shares must be purchased on a “recognized stock exchange.” NASDAQ, on which the Company’s ordinary shares are currently listed, is specified as a recognized stock exchange for this purpose by Irish law.

The number of shares held by the subsidiaries of the Company at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of the Company. While a subsidiary holds shares of the Company, it cannot exercise any voting rights in respect of those shares. The acquisition of the Company’s ordinary shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

Lien on Shares, Calls on Shares and Forfeiture of Shares

The Company’s memorandum and articles of association provide that the Company has a first and paramount lien on every share that is not a fully paid up share for all amounts payable at a fixed time or called in respect of that share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the memorandum and articles of association of an Irish public company limited by shares such as the Company and are only be applicable to shares of the Company that have not been fully paid up.

Consolidation and Division; Subdivision

Under its memorandum and articles of association, the Company may, by ordinary resolution, consolidate and divide all or any of its share capital into shares of larger nominal value than its existing shares or subdivide its shares into smaller amounts than are fixed by its memorandum and articles of association.

Reduction of Share Capital

The Company may, by ordinary resolution, reduce its authorized share capital in any way. The Company also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any manner permitted by the Companies Acts.

Annual Meetings of Shareholders

The Company is required to hold an annual general meeting at intervals of no more than 15 months from the previous annual general meeting, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after the Company’s fiscal year-end. Any annual general meeting of the Company may be held outside Ireland if a resolution so authorizing has been passed at the preceding annual general meeting.

Notice of an annual general meeting must be given to all of the Company’s shareholders and to the auditors of the Company. The Company’s memorandum and articles of association provide for a minimum notice period of 21 days, which is the minimum permitted under Irish law.

The only matters which must, as a matter of Irish law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.

Extraordinary General Meetings of Shareholders

Extraordinary general meetings of the Company may be convened by (i) the Company’s board of directors, (ii) on requisition of the Company’s shareholders holding not less than 10% of the paid up share capital of the Company carrying voting rights, (iii) on requisition of the Company’s auditors or (iv) in exceptional cases, by order of the court. Extraordinary general meetings are generally held for the purpose of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.

Notice of an extraordinary general meeting must be given to all of the Company’s shareholders and to the auditors of the Company. Under Irish law and the Company’s memorandum and articles of association, the minimum notice periods are 21 days’ notice in writing for an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting.

In the case of an extraordinary general meeting convened by the Company’s shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the Company’s board of directors has 21 days to convene a meeting of the Company’s shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the Company’s board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the Company’s receipt of the requisition notice.

If the Company’s board of directors becomes aware that the net assets of the Company are not greater than half of the amount of the Company’s called-up share capital, it must convene an extraordinary general meeting of the Company’s shareholders not later than 28 days from the date that they learn of this fact to consider how to address the situation.

Quorum for General Meetings

The Company’s memorandum and articles of association provide that no business shall be transacted at any general meeting unless a quorum is present. One or more the Company’s shareholders present in person or by proxy holding not less than a majority of the issued and outstanding shares of the Company entitled to vote at the meeting in question constitute a quorum.

Voting

The Company’s memorandum and articles of association provide that the Company’s board of directors or its chairman may determine the manner in which the poll is to be taken and the manner in which the votes are to be counted.

Each Company shareholder is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights may be exercised by shareholders registered in the Company’s share register as of the record date for the meeting or by a duly appointed proxy, which proxy need not be a Company shareholder. Where interests in shares are held by a nominee trust company, such company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by the Company’s memorandum and articles of association, which permit shareholders to notify the Company of their proxy appointments electronically in such manner as may be approved by the Company’s board of directors.

In accordance with the Company’s memorandum and articles of association, the Company may from time to time be authorized by ordinary resolution to issue preferred shares. These preferred shares may have such voting rights as may be specified in the terms of such preferred shares (e.g., they may carry more votes per share than ordinary shares or may entitle their holders to a class vote on such matters as may be specified in the terms of the preferred shares). Treasury shares or shares of the Company that are held by subsidiaries of the Company are not be entitled to be voted at general meetings of shareholders.

Irish law requires special resolutions of the Company’s shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

•	amending the objects or memorandum of association of the Company;

•	amending the articles of association of the Company;

•	approving a change of name of the Company;

•	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•	opting out of preemption rights on the issuance of new shares;

•	re-registration of the Company from a public limited company to a private company;

•	variation of class rights attaching to classes of shares (where the articles of association do not provide otherwise);

•	purchase of Company shares off market;

•	reduction of issued share capital;

•	sanctioning a compromise/scheme of arrangement with creditors or shareholders;

•	resolving that the Company be wound up by the Irish courts;

•	resolving in favor of a shareholders’ voluntary winding-up; and

•	setting the re-issue price of treasury shares.

Variation of Rights Attaching to a Class or Series of Shares

Under the Company’s memorandum and articles of association and the Companies Acts, any variation of class rights attaching to the issued shares of the Company must be approved by a special resolution of the Company’s shareholders of the affected class or with the consent in writing of the holders of three-quarters of all the votes of that class of shares.

The provisions of the Company’s memorandum and articles of association relating to general meetings apply to general meetings of the holders of any class of Company shares except that the necessary quorum is determined in reference to the shares of the holders of the class. Accordingly, for general meetings of holders of a particular class of Company shares, a quorum consists of the holders present in person or by proxy representing at least one half of the issued shares of the class.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of the Company and any act of the Irish Government which alters the memorandum of the Company; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of the Company; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by the Company; (iv) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of any subsidiary of the Company which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. The auditors of the Company also have the right to inspect all books, records and vouchers of the Company. The auditors’ report must be circulated to the shareholders with the Company’s financial statements prepared in accordance with Irish law 21 days before the annual general meeting and must be read to the shareholders at the Company’s annual general meeting.

Acquisitions

An Irish public limited company may be acquired in a number of ways, including:

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a court-approved scheme of arrangement under the Companies Acts. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

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through a tender or takeover offer by a third party for all of the shares of the Company. Where the holders of 80% or more of the Company’s shares have accepted an offer for their shares in the Company, the remaining shareholders may also be statutorily required to transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If shares of the Company were to be listed on the main securities market of the Irish Stock Exchange or another regulated stock exchange in the European Union, this threshold would be increased to 90%; and

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it is also possible for the Company to be acquired by way of a merger with an EU-incorporated company under the EU Cross-Border Mergers Directive 2005/56/EC. Such a merger must be approved by a special resolution. If the Company is being merged with another EU company under the EU Cross-Border Mergers Directive 2005/56/EC and the consideration payable to the Company’s shareholders is not all in the form of cash, the Company’s shareholders may be entitled to require their shares to be acquired at fair value.

Irish law does not generally require shareholder approval for a sale, lease or exchange of all or substantially all of a company’s property and assets.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish company limited by shares such as the Company and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the merger or (ii) of a company in which 90% of the shares are held by the other party to the merger has the right to request that the company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the merger agreement.

Disclosure of Interests in Shares

Under the Companies Acts, the Company’s shareholders must notify the Company if, as a result of a transaction, the shareholder will become interested in five percent or more of the voting shares of the Company, or if as a result of a transaction a shareholder who was interested in more than five percent of the voting shares of the Company ceases to be so interested. Where a shareholder is interested in more than five percent of the voting shares of the Company, the shareholder must notify the Company of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the voting shares in which the shareholder is interested as a proportion of the entire nominal value of the issued share capital of the Company (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. The Company must be notified within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any Company shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

In addition to these disclosure requirements, the Company, under the Companies Acts, may, by notice in writing, require a person whom the Company knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in the Company’s relevant share capital to: (i) indicate whether or not it is the case; and (ii) where such person holds or has during that time held an interest in the shares of the Company, to provide additional information, including the person’s own past or present interests in shares of the Company. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, the Company may apply to court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Companies Acts, as follows:

•	any transfer of those shares or, in the case of unissued shares, any transfer of the right to be issued with shares and any issue of shares, shall be void;

•	no voting rights shall be exercisable in respect of those shares;

•	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

•	no payment shall be made of any sums due from the Company on those shares, whether in respect of capital or otherwise.

The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

In the event the Company is in an offer period pursuant to the Irish takeover rules, accelerated disclosure provisions apply for persons holding an interest in the Company securities of one percent or more.

Anti-Takeover Provisions

Irish Takeover Rules and Substantial Acquisition Rules

A transaction in which a third party seeks to acquire 30% or more of the voting rights of the Company and any other acquisitions of the Company’s securities are governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder, which are referred to in this Current Report on Form 8-K as the “Irish takeover rules,” and are regulated by the Irish Takeover Panel. The “General Principles” of the Irish takeover rules and certain important aspects of the Irish takeover rules are described below.

General Principles

The Irish takeover rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

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in the event of an offer, all holders of securities of the target company must be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

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the holders of securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of directors of the target company must give its views on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

•	a target company’s board of directors must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

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false markets must not be created in the securities of the target company, the bidder or any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

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a bidder can only announce an offer after ensuring that he or she can fulfill in full the consideration offered, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

•	a target company may not be hindered in the conduct of its affairs longer than is reasonable by an offer for its securities; and

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a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

Under certain circumstances, a person who acquires shares, or other voting securities, of the Company may be required under the Irish takeover rules to make a mandatory cash offer for the remaining outstanding voting securities in the Company at a price not less than the highest price paid for the securities by the acquiror, or any parties acting in concert with the acquiror, during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of securities would increase the aggregate holding of an acquiror, including the holdings of any parties acting in concert with the acquiror, to securities representing 30% or more of the voting rights in the Company, unless the Irish Takeover Panel otherwise consents. An acquisition of securities by a person holding, together with its concert parties, securities representing between 30% and 50% of the voting rights in the Company would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding securities representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

If a person makes a voluntary offer to acquire outstanding ordinary shares of the Company, the offer price must not be less than the highest price paid for the Company’s ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired ordinary shares of the Company (i) during the period of 12 months prior to the commencement of the offer period that represent more than 10% of the total ordinary shares of the Company or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per ordinary share of the Company must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period or, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total ordinary shares of the Company in the 12-month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish takeover rules also contain rules governing substantial acquisitions of shares and other voting securities which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of the Company. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of the Company is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of the Company and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Irish takeover rules, the Company’s board of directors is not permitted to take any action that might frustrate an offer for the shares of the Company once the Company’s board of directors has received an approach that may lead to an offer or has reason to believe that such an offer is or may be imminent, subject to certain exceptions. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any earlier time during which the Company’s board of directors has reason to believe an offer is or may be imminent. Exceptions to this prohibition are available where:

•	the action is approved by the Company’s shareholders at a general meeting; or

•	the Irish Takeover Panel has given its consent, where:

•	it is satisfied the action would not constitute frustrating action;

•	the Company’s shareholders holding more than 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

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the action is taken in accordance with a contract entered into prior to the announcement of the offer (or any earlier time at which the Company’s board of directors considered the offer to be imminent); or

•	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Certain other provisions of Irish law or the Company’s memorandum and articles of association may be considered to have anti-takeover effects, including advance notice requirements for director nominations and other shareholder proposals, as well those described under the following captions: “—Capital Structure—Authorized Share Capital” (regarding issuance of preferred shares), “—Preemption Rights, Share Warrants and Share Options,” “—Disclosure of Interests in Shares” and “—Corporate Governance.”

Corporate Governance

The Company’s memorandum and articles of association allocate authority over the day-to-day management of the Company to its board of directors. The Company’s board of directors may then delegate the management of the Company to committees of the board of directors (consisting of one or more members of the board of directors) or executives, but regardless, the Company’s board of directors remain responsible, as a matter of Irish law, for the proper management of the affairs of the Company. Committees may meet and adjourn as they determine proper. A vote at any committee meeting will be determined by a majority of votes of the members present.

The board of directors of the Company has a standing audit committee, a compensation committee and a nominating and corporate governance committee, with each committee comprised solely of independent directors, as prescribed by the NASDAQ listing standards and SEC rules and regulations. The Company has adopted corporate governance policies substantially similar to those maintained by JPI prior to the closing of the Merger, including a code of conduct and an insider trading policy, as well as an open door reporting policy and a comprehensive compliance program.

The Companies Acts provide for a minimum of two directors. The Company’s memorandum and articles of association provide that the board may determine the size of the board from time to time.

The Company’s board of directors is divided into three classes, designated Class I, Class II and Class III. The term of the initial Class I directors will terminate on the date of the 2012 annual general meeting; the term of the initial Class II directors will terminate on the date of the 2013 annual general meeting; and the term of the initial Class III directors will terminate on the date of the 2014 annual general meeting. At each annual general meeting of shareholders, beginning in 2012, successors to the class of directors whose term expires at that annual general meeting will be elected for a three-year term. In no case will any decrease in the number of directors shorten the term of any incumbent director. A director may hold office until the annual general meeting of the year in which his or her term expires and until his or her successor is elected and duly qualified, subject to his or her prior death, resignation, retirement, disqualification or removal from office.

Directors are elected by ordinary resolution at a general meeting. Irish law requires majority voting for the election of directors, which could result in the number of directors falling below the prescribed minimum number of directors due to the failure of nominees to be elected. Accordingly, the Company’s memorandum and articles of association provide that if, at any general meeting of shareholders, the number of directors is reduced below the minimum prescribed by the memorandum and articles of association due to the failure of any person nominated to be a director to be elected, then, in such circumstances, the nominee or nominees who receive the highest number of votes in favor of election will be elected in order to maintain such prescribed minimum number of directors. Each director elected in this manner will remain a director (subject to the provisions of the Companies Acts and the articles of association) only until the conclusion of the next annual general meeting of the Company unless he or she is reelected.

Under the Companies Acts and notwithstanding anything contained in the memorandum and articles of association or in any agreement between the Company and a director, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g. employment contract) that the director may have against the Company in respect of his removal.

The Company’s memorandum and articles of association provide that the board of directors may fill any vacancy occurring on the board of directors. If the Company’s board of directors fills a vacancy, the director’s term expires at the next annual general meeting. A vacancy on the board of directors created by the removal of a director may be filled by the shareholders at the meeting at which such director is removed and, in the absence of such election or appointment, the remaining directors may fill the vacancy.

Legal Name; Formation; Fiscal Year; Registered Office

Jazz Pharmaceuticals public limited company, the current legal and commercial name of the Company, was incorporated in Ireland on March 15, 2005 as a private limited company (registration number 399192) under the name Azur Pharma Limited. Azur Pharma Limited was re-registered as a public limited company named Azur Pharma public limited company effective October 20, 2011, and was subsequently renamed Jazz Pharmaceuticals public limited company on January 16, 2012. The Company’s fiscal year ends on December 31st and the Company’s registered address is 45 Fitzwilliam Square, Dublin 2, Ireland.

Duration; Dissolution; Rights upon Liquidation

The Company’s duration is unlimited. The Company may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding up, a special resolution of shareholders is required. The Company may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where the Company has failed to file certain returns.

If the Company’s memorandum and articles of association contain no specific provisions in respect of a dissolution or winding up, then, subject to the priorities of any creditors, the assets will be distributed to the Company’s shareholders in proportion to the paid-up nominal value of the shares held. The Company’s memorandum and articles of association provide that the ordinary shareholders of the Company are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholders to participate under the terms of any series or class of preferred shares.

Uncertificated Shares

Holders of the Company’s ordinary shares do have the right to require the Company to issue certificates for their shares, except for legended shares. The Company will only issue uncertificated ordinary shares.

Stock Exchange Listing

The Company’s ordinary shares are listed on the NASDAQ Global Select Market under the trading symbol “JAZZ.” The Company’s ordinary shares are not currently intended to be listed on the Irish Stock Exchange.

No Sinking Fund

The Company’s ordinary shares have no sinking fund provisions.

Transfer and Registration of Shares

The transfer agent and registrar for the Company’s ordinary shares is Computershare Trust Company, N.A. Its address is 250 Royall Street, Canton, MA 02021. The transfer agent maintains the share register, registration in which is determinative of ownership of ordinary shares of the Company. A shareholder who holds shares beneficially is not the holder of record of such shares. Instead, the depository (for example, Cede & Co., as nominee for DTC) or other nominee is the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in the Company’s official share register, as the depository or other nominee will remain the record holder of any such shares.

A written instrument of transfer is required under Irish law in order to register on the Company’s official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially but not directly to a person who holds such shares directly, or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on the Company’s official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares.

Any transfer of the Company’s ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the transfer agent. The Company, in its absolute discretion and insofar as the Companies Acts or any other applicable law permit, may, or may provide that a subsidiary of the Company will, pay Irish stamp duty arising on a transfer of the Company’s ordinary shares on behalf of the transferee of such ordinary shares. If stamp duty resulting from the transfer of the Company’s ordinary shares which would otherwise be payable by the transferee is paid by the Company or any subsidiary of the Company on behalf of the transferee, then in those circumstances, the Company will, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable to the transferee of those ordinary shares and (iii) to claim a first and permanent lien on the Company’s ordinary shares on which stamp duty has been paid by the Company or its subsidiary for the amount of stamp duty paid. The Company’s lien shall extend to all dividends paid on those ordinary shares. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in the Company’s ordinary shares has been paid unless one or both of such parties is otherwise notified by the Company.

The Company’s memorandum and articles of association delegate to any director, the secretary or any assistant secretary of the Company the authority, on behalf of the Company, to execute an instrument of transfer on behalf of a transferring party.

In order to help ensure that the official share register is regularly updated to reflect trading of the Company’s ordinary shares occurring through normal electronic systems, the Company intends to regularly produce any required instruments of transfer in connection with any transactions for which it pays stamp duty (subject to the reimbursement and set-off rights described above). In the event that the Company notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with the transfer and that it will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from the Company for this purpose) or request that the Company execute an instrument of transfer on behalf of the transferring party in a form determined by the Company. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to the Company’s transfer agent, the buyer will be registered as the legal owner of the relevant shares on the Company’s official Irish share register (subject to the suspension right described below).

The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

Irish Tax Considerations

Scope of Discussion

The following is a general summary of the main Irish tax considerations applicable to certain investors who are the beneficial owners of the Company’s ordinary shares. It is based on existing Irish law and practices in effect on January 18, 2012, the date of the Company’s Current Report on Form 8-K to which this description is attached as an exhibit and on discussions and correspondence with the Irish Revenue Commissioners. Legislative, administrative or judicial changes may modify the tax consequences described below.

The statements do not constitute tax advice and are intended only as a general guide. Furthermore, this information applies only to ordinary shares held as capital assets and does not apply to all categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and shareholders who have, or who are deemed to have, acquired their ordinary shares by virtue of an office or employment. This summary is not exhaustive and you should consult your own tax advisers as to the tax consequences in Ireland, or other relevant jurisdictions, of the acquisition, ownership and disposition of ordinary shares.

Withholding Tax on Dividends

While there are no current plans to cause the Company to pay dividends, distributions made by the Company would generally be subject to Irish dividend withholding tax, or DWT, at the standard rate of income tax (currently 20%), unless one of the exemptions described below applies, which the Company believes should be the case for the majority of shareholders. For DWT purposes, a dividend includes any distribution made by the Company to its shareholders, including cash dividends, non-cash dividends and additional stock or units taken in lieu of a cash dividend. The Company is responsible for withholding DWT at source and forwarding the relevant payment to the Irish Revenue Commissioners.

Certain shareholders (both individual and corporate) are entitled to an exemption from DWT. In particular, a non-Irish resident shareholder is not subject to DWT on dividends received from the Company if such shareholder is:

•

an individual shareholder resident for tax purposes in a “relevant territory,” and the individual is neither resident nor ordinarily resident in Ireland. “Relevant territory” for the purposes of DWT is defined to include those counties with which Ireland has a double tax treaty, which countries include: Albania; Armenia; Australia; Austria; Bahrain; Belarus; Belgium; Bosnia & Herzegovina; Bulgaria; Canada; Chile; China; Croatia; Cyprus; Czech Republic; Denmark; Estonia; Finland; France; Georgia; Germany; Greece; Hong Kong; Hungary; Iceland; India; Israel; Italy; Japan; Korea; Kuwait; Latvia; Lithuania; Luxembourg; Macedonia; Malaysia; Malta; Mexico; Moldova; Montenegro; Morocco; The Netherlands; New Zealand; Norway; Pakistan; Panama; Poland; Portugal; Romania; Russia; Saudi Arabia; Serbia; Singapore; Slovak Republic; Slovenia; South Africa; Spain; Sweden; Switzerland; Turkey; United Arab Emirates; United Kingdom; the United States; Vietnam; and Zambia;

•	a corporate shareholder that is not resident for tax purposes in Ireland and which is ultimately controlled, directly or indirectly, by persons resident in a “relevant territory”;

•

a corporate shareholder resident for tax purposes in a “relevant territory” provided that such corporate shareholder is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

•

a corporate shareholder that is not resident for tax purposes in Ireland and whose principal class of shares (or those of its 75% parent) is substantially and regularly traded on a recognized stock exchange either in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance; or

•

a corporate shareholder that is not resident for tax purposes in Ireland and is wholly-owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a recognized stock exchange in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance, and provided that, in all cases noted above but subject to the matters described below, the shareholder has provided the appropriate forms to his or her broker (and the relevant information is further transmitted to the Company’s qualifying intermediary) before the record date for the dividend (in the case of ordinary shares held beneficially), or to the Company’s transfer agent before a date to be determined by the Company (in the case of ordinary shares held directly).

Should it decide to pay a dividend, the Company will enter into an agreement with an institution which will be recognized by the Irish Revenue Commissioners as a “qualifying intermediary” prior to paying any dividends or making any distributions. This will satisfy one of the Irish requirements for dividends to be paid free of DWT to certain shareholders who hold their ordinary shares through the Depositary Trust Company, or DTC, as described below. The agreement will generally provide for certain arrangements relating to cash distributions in respect of those ordinary shares that are held through DTC. The agreement will also provide that the qualifying intermediary will distribute or otherwise make available to Cede & Co., as nominee for DTC, any cash dividend or other cash distribution to be made to holders of the deposited securities, after the Company delivers or causes to be delivered to the qualifying intermediary the cash to be distributed.

The Company will rely on information received directly or indirectly from brokers and its transfer agent in determining where shareholders reside, whether they have provided the required U.S. forms and whether they have provided the required Irish dividend withholding tax forms, as described below. Shareholders who are required to file Irish forms in order to receive their dividends free of DWT should note that such forms are valid for five years and new forms must be filed before the expiration of that period in order to continue to enable them to receive dividends without DWT.

Links to the various Irish Revenue forms are available at: http://www.revenue.ie/en/tax/dwt/forms/index.html.

In most cases, individual shareholders resident in a relevant territory should complete a non-resident Form V2A and corporate (company) shareholders resident in a relevant territory should complete a non-resident Form V2B. Where a shareholder is neither an individual nor a company but is resident in a relevant territory, it should complete a non-resident Form V2C. Please contact your broker or your tax adviser if you have any questions regarding Irish dividend withholding tax.

Shares Held by U.S. Resident Shareholders

Dividends on ordinary shares that are owned by residents of the United States and held beneficially through DTC will not be subject to DWT provided that the address of the beneficial owner of the ordinary shares in the records of the broker is in the United States. The Company strongly recommends that such shareholders ensure that their information has been properly recorded by their brokers (so that such brokers can further transmit the relevant information to the Company’s qualifying intermediary) by filing a Form W-9 with their broker.

Dividends on ordinary shares that are owned by residents of the United States and held directly will be paid on or before one year after the “relevant date” (defined below) without any DWT if the shareholder held shares of JPI common stock on December 12, 2011, the date on which it was publicly announced that the last JPI stockholder vote approving the Merger had passed, which is referred to herein as the “relevant date,” and has provided a valid Form W-9 showing a U.S. address or a valid U.S. taxpayer identification number to the Company’s transfer agent or if the shareholder did not hold shares of JPI common stock on the relevant date and has provided the appropriate Irish dividend withholding tax forms to the Company’s transfer agent, in either case, by the due date to be determined by the Company before the record date for the first dividend to which the shareholder is entitled. The Company strongly recommends that such shareholders ensure that an appropriate Form W-9 or taxpayer identification number or Irish DWT form has been provided to the Company’s transfer agent.

In addition, all shareholders who hold their ordinary shares directly and who are residents of the United States (regardless of when such shareholders acquired their ordinary shares) must complete the appropriate Irish DWT forms in order to receive dividends paid later than one year after the relevant date without DWT. Such shareholders must provide the appropriate Irish forms to their brokers (so that such brokers can further transmit the relevant information to the Company’s qualifying intermediary) before the record date for the first dividend paid later than one year after the relevant date (in the case of ordinary shares held beneficially), or to the Company’s transfer agent by the due date to be determined by the Company before such record date (in the case of ordinary shares held directly). The Company strongly recommends that such shareholders complete the appropriate Irish forms and provide them to their brokers or the Company’s transfer agent, as the case may be, as soon as possible.

If any shareholder who is resident in the United States receives a dividend subject to DWT, he or she should generally be able to make an application for a refund from the Irish Revenue Commissioners on the prescribed form.

Shares Held by Residents of “Relevant Territories” Other than the United States

Dividends paid to shareholders who are residents of “relevant territories” other than the United States and (in the case of companies) who are not under the control, directly or indirectly, of a person or persons who are resident in Ireland, generally will not be subject to Irish DWT, but those shareholders will need to provide the appropriate tax forms in order to receive their dividends without any Irish DWT as summarized below.

Shareholders who are residents of “relevant territories” other than the United States who held shares of JPI common stock on or before the relevant date generally will receive dividends paid on or before one year after the relevant date without any DWT. For ordinary shares held beneficially by such shareholders through DTC, dividends will be paid on or before one year after the relevant date without any DWT if the address of the relevant shareholder in his or her broker’s records as evidenced by a Form W-8 is in a “relevant territory” other than the United States. The Company strongly recommends that such shareholders ensure that their information has been properly recorded by their brokers (so that such brokers can further transmit the relevant information to the Company’s qualifying intermediary). For ordinary shares held directly by such shareholders, dividends will be paid on or before one year after the relevant date without any DWT if the shareholder has provided a valid U.S. Form W-8 showing an address in a “relevant territory” other than the United States to the Company’s transfer agent by the due date to be determined by the Company before the record date for the first dividend to which they are entitled. The Company strongly recommends that such shareholders ensure that the appropriate tax form has been provided to the Company’s transfer agent.

Shareholders who are residents of “relevant territories” other than the United States who did not hold shares of JPI common stock on the relevant date must complete the appropriate Irish DWT forms in order to receive their dividends without DWT. Such shareholders must provide the appropriate Irish dividend withholding tax forms to their brokers (so that such brokers can further transmit the relevant information to the Company’s qualifying intermediary) before the record date for the first dividend payment to which they are entitled (in the case of ordinary shares held beneficially), or to the Company’s transfer agent by the due date to be determined by the Company before such record date (in the case of ordinary shares held directly). The Company strongly recommends that such shareholders complete the appropriate Irish forms and provide them to their brokers or the Company’s transfer agent, as the case may be, as soon as possible after acquiring their ordinary shares.

In addition, all shareholders who are residents of “relevant territories” other than the United States (regardless of when such shareholders acquired their ordinary shares) must complete the appropriate Irish DWT forms in order to receive dividends paid later than one year after the relevant date without DWT. Such shareholders must provide the appropriate Irish forms to their brokers (so that such brokers can further transmit the relevant information to the Company’s qualifying intermediary) before the record date for the first dividend paid later than one year after the relevant date (in the case of ordinary shares held beneficially), or to the Company’s transfer agent by the due date to be determined by the Company before such record date (in the case of ordinary shares held directly). The Company strongly recommends that such shareholders complete the appropriate Irish forms and provide them to their brokers or the Company’s transfer agent, as the case may be, as soon as possible.

Shares Held by Residents of Ireland

Most shareholders who are resident or ordinarily resident in Ireland (other than Irish resident companies) should be subject to DWT in respect of dividend payments on their ordinary shares.

Shareholders that are residents of Ireland but are entitled to receive dividends without DWT must complete the appropriate Irish forms and provide them to their brokers (so that such brokers can further transmit the relevant information to the Company’s qualifying intermediary) before the record date for the first dividend to which they are entitled (in the case of ordinary shares held beneficially), or to the Company’s transfer agent by the due date to be determined by the Company before such record date (in the case of ordinary shares held directly). Shareholders who are resident or ordinarily resident in Ireland or are otherwise subject to Irish tax should consult their own tax advisers.

Shares Held by Other Persons

Shareholders who do not reside in “relevant territories” or in Ireland should be subject to DWT, but there are a number of other exemptions that could apply on a case-by-case basis. Dividends paid to such shareholders will be paid subject to DWT unless the relevant shareholder has provided the appropriate Irish DWT form to his or her broker (so that such broker can further transmit the relevant information to the Company’s qualifying intermediary) prior to the record date for the first dividend to which they are entitled (in the case of ordinary shares held beneficially), or to the Company’s transfer agent by the due date to be determined by the Company before such record date (in the case of ordinary shares held directly). The Company strongly recommends that such shareholders to whom an exemption applies complete the appropriate Irish forms and provide them to their brokers or the Company’s transfer agent, as the case may be, as soon as possible.

If any shareholder who is not a resident of a “relevant territory” or Ireland but is exempt from withholding receives a dividend subject to DWT, he or she may make an application for a refund from the Irish Revenue Commissioners on the prescribed form.

Income Tax on Dividends Paid on Ordinary Shares

Irish income tax (if any) arises in respect of dividends paid by the Company.

A shareholder who is neither resident nor ordinarily resident in Ireland and who is entitled to an exemption from DWT, generally has no liability for Irish income tax or to the universal social charge on a dividend from the Company unless he or she holds his or her ordinary shares through a branch or agency in Ireland through which a trade is carried on.

A shareholder who is neither resident nor ordinarily resident in Ireland and who is not entitled to an exemption from DWT generally has no additional liability to income tax or to the universal social charge unless he or she holds his or her ordinary shares through a branch or agency in Ireland through which a trade is carried on. The DWT deducted by the Company discharges such liability to Irish income tax provided that the shareholder furnishes the statement of DWT imposed to the Irish Revenue.

A shareholder who is neither resident nor ordinarily DWT resident in Ireland and is resident of a “relevant territory” or otherwise exempt from Irish DWT but who receives dividends subject to DWT should be able to make a reclaim of the DWT from the Irish Revenue Commissioners unless he or she holds his or her ordinary shares through a branch or agency in Ireland through which a trade is carried on.

Shareholders who are resident or ordinarily resident in Ireland may be subject to Irish tax and/or levies on dividends received from the Company. Such shareholders should consult their own tax advisers.

Capital Acquisitions Tax

Irish capital acquisitions tax, or CAT, is comprised principally of gift tax and inheritance tax. CAT could apply to a gift or inheritance of ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because ordinary shares will be regarded as property situated in Ireland as the share register of the Company must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

CAT is levied at a rate of 25% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (i) the relationship between the donor and the donee and (ii) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same category of relationship for CAT purposes. Gifts and inheritances passing between spouses are exempt from CAT.

Shareholders should consult their own tax advisers as to whether CAT is creditable or deductible in computing any domestic tax liabilities.

Stamp Duty

Irish stamp duty (if any) may become payable in respect of ordinary share transfers, subject to the below.

Shares Held through DTC

A transfer of ordinary shares from a seller who holds ordinary shares through DTC to a buyer who holds the acquired ordinary shares through DTC will not be subject to Irish stamp duty.

Shares Held Outside of DTC or Transferred into or out of DTC

A transfer of ordinary shares (i) by a seller who holds ordinary shares outside of DTC to any buyer, or (ii) by a seller who holds the ordinary shares through DTC to a buyer who holds the acquired ordinary shares outside of DTC, may be subject to Irish stamp duty (currently at the rate of 1% of the price paid or the market value of the ordinary shares acquired, if greater).The person accountable for payment of stamp duty is the buyer or, in the case of a transfer by way of a gift or for less than market value, all parties to the transfer.

A shareholder who holds ordinary shares outside of DTC may transfer those ordinary shares into DTC without giving rise to Irish stamp duty provided that the shareholder would be the beneficial owner of the related book-entry interest in those ordinary shares recorded in the systems of DTC (and in exactly the same proportions) as a result of the transfer and at the time of the transfer into DTC there is no sale of those book-entry interests to a third party being contemplated by the shareholder. Similarly, a shareholder who holds ordinary shares through DTC may transfer those ordinary shares out of DTC without giving rise to Irish stamp duty provided that the shareholder would be the beneficial owner of the ordinary shares (and in exactly the same proportions) as a result of the transfer, and at the time of the transfer out of DTC there is no sale of those ordinary shares to a third party being contemplated by the shareholder. In order for the share registrar to be satisfied as to the application of this Irish stamp duty treatment where relevant, the shareholder must confirm to the Company that the shareholder would be the beneficial owner of the related book-entry interest in those ordinary shares recorded in the systems of DTC (and in exactly the same proportions) (or vice-versa) as a result of the transfer and there is no agreement for the sale of the related book-entry interest or the ordinary shares or an interest in the ordinary shares, as the case may be, by the shareholder to a third party being contemplated.

Because of the potential Irish stamp duty on transfers of ordinary shares, the Company strongly recommends that any directly registered shareholders open broker accounts so they can transfer their ordinary shares into DTC as soon as possible. The Company also strongly recommends that any person who wishes to acquire ordinary shares acquire such ordinary shares through DTC.

In order for DTC, Cede & Co. and National Securities Clearing Corporation, or NSCC, which provides clearing services for securities that are eligible for the depository and book-entry transfer services provided by DTC and registered in the name of Cede & Co., which entities are referred to collectively as the DTC Parties, to agree to provide services with respect to the Company’s ordinary shares, the Company concluded with the Revenue Commissioners of Ireland a composition agreement under which the Company has assumed any obligation of paying the liability for any Irish stamp duty or similar Irish transfer or documentary tax with respect to the Company’s ordinary shares, on transfers to which any of the DTC Parties is a party or which may be processed through the services of any of the DTC Parties, and the DTC Parties have received confirmation from the Revenue Commissioners of Ireland that while such composition agreement remains in force, the DTC Parties shall not be liable for any Irish stamp duty with respect to the Company’s ordinary shares. In addition, to assure the DTC Parties that they will not be liable for any Irish stamp duty or similar Irish transfer or documentary tax with respect to the Company’s ordinary shares under any circumstances (including as a result of a change in applicable law), and to make other provisions with respect to the Company’s ordinary shares required by the DTC Parties, the Company and Computershare Trust Company, NA., a U.S. national banking association acting as a transfer agent for the Company, or Computershare, entered into a Special Eligibility Agreement for Securities, dated as of January 13, 2012, with DTC, Cede & Co. and NSCC, or the DTC Eligibility Agreement. The DTC Eligibility Agreement provides for certain indemnities of the DTC Parties by the Company and Computershare (as to which the Company has agreed to indemnify Computershare) and also provides that DTC may impose a global lock on the Company’s ordinary shares or otherwise limit transactions in the shares, or cause the shares to be withdrawn, and NSCC may, in its sole discretion, exclude the Company’s ordinary shares from its Continuous Net Settlement service or any other service, and any of the DTC Parties may take other restrictive measures with respect to the Company’s ordinary shares as it may deem necessary and appropriate, without any liability on the part of any the DTC Parties, (i) at any time that it may appear to any of the DTC Parties, in its sole discretion, that to continue to hold or process transactions in the Company’s ordinary shares will give rise to any Irish stamp duty or similar Irish transfer or documentary tax liability with respect to the Company’s ordinary shares on the part of any of the DTC Parties or (ii) otherwise as the DTC’s rules or the NSCC’s rules provide.

Payment of Stamp Duty

The Company’s official share register must be maintained in Ireland. Registration in this share register is determinative of shareholding in the Company. Only shareholders will be entitled to receive dividends, if any when declared.

A written instrument of transfer is required under Irish law in order for a transfer of the legal ownership of ordinary shares to be registered on the Company’s official share register. Such instruments of transfer may be subject to Irish stamp duty, which must be paid prior to the official share register being updated.

A holder of ordinary shares who holds ordinary shares through DTC will not be the legal owner of such ordinary shares (instead, the depository (for example, Cede & Co., as nominee for DTC) will be the holder of record of such ordinary shares). Accordingly, a transfer of ordinary shares from a person who holds such ordinary shares through DTC to a person who also holds such ordinary shares through DTC will not be registered in the Company’s official share register, i.e., the depository will remain the record holder of such ordinary shares.

The Company’s memorandum and articles of association delegate to the Company’s secretary the authority to execute an instrument of transfer on behalf of a transferring party, which the secretary may do if for any reason such instrument is required and has not already been lodged with the Company.

To the extent that stamp duty is due but has not been paid, the Company, in its absolute discretion and insofar as the Companies Acts or any other applicable law permit, may, or may provide that a subsidiary of the Company will, pay Irish stamp duty arising on a transfer of ordinary shares on behalf of the transferee of such ordinary shares. If stamp duty resulting from the transfer of ordinary shares which would otherwise be payable by the transferee is paid by the Company or any subsidiary of the Company on behalf of the transferee, then in those circumstances, the Company will, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable to the transferee of those ordinary shares and (iii) to claim a first and permanent lien on the ordinary shares on which stamp duty has been paid by the Company or its subsidiary for the amount of stamp duty paid. The Company’s lien shall extend to all dividends paid on those ordinary shares.